Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization, pursuant to Article 12 of CVM Instruction No. 358/02, announces that it has received correspondence from SOLUS ALTERNATIVE ASSET MANAGEMENT LP and SOLUS VEI LLC, with the following information:

 Rio de Janeiro, August 06, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer